Exhibit 99.1

Nocopi Technologies Reports Third Quarter Results

KING OF PRUSSIA, PA – November 12, 2026 – Nocopi Technologies, Inc. (“Nocopi Technologies” or the “Company”; OTCQB: NNUP) today reported financial results for the quarter ended September 30, 2026.

2026 Third Quarter Highlights

•	Total revenues increased 763% to $3.329 million in the fiscal 2026 third quarter, as compared to $0.386 million in the fiscal 2025 third quarter. This was driven in part by an early license renewal that extended the term and added newly developed product technologies, as well as revenue from the previously announced Polymeric acquisition.
•	Gross profit increased to $2.203 million in the fiscal 2026 third quarter, as compared to $0.178 million in the fiscal 2025 third quarter.
•	Net income was $1.397 million, or $0.12 per share, in the fiscal 2026 third quarter, as compared to a net loss of $(0.027) million, or $(0.00) per share, in the fiscal 2025 third quarter.
•	Net cash used in operating activities for the nine months ended September 30, 2026 was $(0.366) million, as compared to net cash provided by operating activities of $0.658 million for the nine months ended September 30, 2025. The change primarily reflects an increase in long-term receivables, largely related to guaranteed minimum royalties under the renewed license agreement that will be collected over the license term.
•	Cash and cash equivalents, marketable securities, and held-to-maturity investments totaled $10.278 million at the end of the 2026 third quarter, with no debt outstanding.

Revenue and Gross Profit

For the three months ended September 30, 2026, total revenues were $3.329 million, representing 763% growth compared to $0.386 million in the same period last year. The increase was largely driven by licenses, royalties and fees revenue, which increased by $1.620 million to $1.731 million for the fiscal 2026 third quarter from $0.110 million for the fiscal 2025 third quarter. Product and other sales also increased by $1.323 million to $1.598 million for the fiscal 2026 third quarter from $0.275 million for the fiscal 2025 third quarter, as a result of sales from Polymeric as well as higher quarterly ink shipments serving the entertainment and toy products market.

Total revenues for the nine months ended September 30, 2026 were approximately $4,680,000 as compared to $1,225,000 for the nine months ended September 30, 2025, an increase of $3,455,000, or 282%.

The Company’s gross profit increased to $2.203 million, or 66% of gross revenues, for the fiscal third quarter 2026 from $0.178 million, or 46% of gross revenues, for the fiscal third quarter 2025. The increase in gross profit margin was largely due to a shift in revenue mix attributable to the license revenue recognized during the quarter relative to product sales.

Total Operating Expenses

Total operating expenses for the fiscal third quarter 2026 were $0.982 million, compared to $0.320 million for the fiscal third quarter 2025. The increase was primarily due to the inclusion of the operations of Polymeric. Consistent with management’s expectations for the first full quarter since closing the acquisition, operating expenses also included elevated professional and consulting fees related to the acquisition and the integration of the expanded operations. Management continues to work on optimizing the combined cost structure over time. In addition, sales and marketing expenses increased temporarily primarily due to higher commission expense associated with the license agreement renewal.

Net Income

The Company reported net income of $1.397 million for the three months ended September 30, 2026, compared to a net loss of $(0.027) million in the comparable 2025 period. For the nine months ended September 30, 2026, net income was $0.863 million, compared to a net loss of $(0.060) million in the comparable 2025 period.

Management Commentary

The integration of Polymeric’s operations is progressing according to plan and is already contributing meaningfully to the Company’s consolidated performance. Since the acquisition in May, the Company has focused on aligning operations, retaining the customer base and establishing common processes across both facilities. Polymeric is tracking to management’s expectations, and management’s conviction in its long-term value potential continues to grow. The expanded team has settled in well and customers have remained with the Company through the transition.

“The acquisition marks a milestone in Nocopi’s longer-term expansion plans. It adds in-house screen and digital ink manufacturing, a broader commercial footprint and an established customer base in markets not previously served. Together, these give us a more diversified revenue base that complements our royalty and license revenue,” said Gregory S. Babe, Executive Director of Operations.

Nocopi’s core relationships in the entertainment and educational toy markets remain a top priority, and several of these partnerships go back more than a decade. During the quarter, the Company executed an early renewal and multi-year extension of an existing license agreement. The renewal extends the term to June 2030, adds an additional product line subject to royalty payments, and increases the guaranteed minimum royalty payable to the Company. Management believes this early renewal reflects the licensee’s continued confidence in Nocopi Technologies and its ability to innovate new products. The Company continues to work closely with these partners on new applications while pursuing additional licensees in the sector.

Strong Balance Sheet Provides Execution Flexibility

As of September 30, 2026, the Company had $10.278 million in cash and cash equivalents, marketable securities, and held-to-maturity investments with no debt outstanding, providing substantial flexibility for both operational growth and additional strategic acquisition opportunities. The Company's balance sheet remained robust, with working capital of $11.266 million and total stockholders' equity of $16.149 million as of September 30, 2026, up from $13.603 million at December 31, 2025.

“Currently, we are heavily focused on positioning Nocopi, inclusive of Polymeric, for long-term growth by strengthening customer relationships, attracting new customers, and expanding applications for existing products, while at the same time continuing to search for accretive acquisition opportunities where we believe we have a competitive advantage in growing the business through existing relationships or our in-house knowledge base,” said Kevin C. Westenburg, President. “That means running these operations with discipline and growing free cash flow to compound value for shareholders.”

Strategic M&A Approach

Nocopi’s growth strategy rests on two priorities: expanding the existing business and pursuing acquisitions that add value. On the organic side, the Company is deepening relationships with established licensees and broadening the reach of its reactive ink technologies. It is also using the manufacturing and commercial capabilities gained through Polymeric to serve a wider customer base.

The Company also continues to evaluate value-accretive acquisition opportunities in both its core and adjacent segments. It is focused on well-established businesses with defensible market positions, long-standing customer relationships and experienced teams. Each opportunity is assessed for strategic fit and for its potential to enhance margins, cash flow and long-term shareholder value.

“Our approach to growth is balanced and disciplined,” said Matthew C. Winger, Chairman and Chief Executive Officer. “We see real opportunity to grow the business we have, and that remains our first priority. At the same time, Polymeric showed the value a well-chosen acquisition can bring, expanding our capabilities and footprint in ways that really complement our core operations. We continue to seek acquisitions that have the potential to strengthen our platform, improve our cash flow profile and have long-term growth potential. We will only proceed where we are confident the transaction creates meaningful value for our shareholders.”

About Nocopi Technologies (www.nocopi.com)

Nocopi Technologies, headquartered in King of Prussia, PA, develops and markets specialty inks and licenses these technologies. Nocopi Technologies’ ink technologies are backed by proprietary and patented technology and are marketed for use across a variety of end markets.

Safe Harbor for Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s prospects, plans, business strategy and expected financial and operational results, including with respect to the preliminary financial information and the acquisition described above. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “might,” “should,” “will,” “could,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are based on certain assumptions that the Company has made in light of its experience in its industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. These forward-looking statements reflect the Company’s current expectations and beliefs regarding future developments and their potential effect on the Company.

You should not rely on forward-looking statements because the Company’s actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: the Company’s ability to successfully integrate the acquisition and to achieve the benefits it expects to realize as a result of the acquisition; the potential adverse impact on the Company’s financial condition and results of operations if it does not realize those expected benefits; liabilities of the acquisition that are not known to the Company; the extent to which the Company is successful in gaining new long-term relationships with customers or retaining significant existing customers and the level of service failures that could lead customers to use competitors’ services; the Company’s ability to improve its current credit rating with its vendors and the impact on its raw materials and other costs and competitive position of doing so; the impact of losing the Company’s intellectual property protections or the loss in value of its intellectual property; changes in customer demand; the occurrence of hostilities, political instability or catastrophic events; developments and changes in laws and regulations, including increased regulation of the Company’s industry through legislative action and revised rules and standards; security breaches, cybersecurity attacks and other significant disruptions in the Company’s information technology systems; general economic and business conditions; the impact of competition and technological change; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”); and those other risks and uncertainties discussed in the reports the Company has filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made.

Although the Company believes the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. The Company undertakes no obligation to update any of these forward-looking statements after the date of this report to conform them to actual results or revised expectations, except as required by law.

Investor & Media Contact
610-834-9600
ir@nocopi.com

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues
Licenses, royalties and fees	$1,730,587	$110,200	$1,897,287	$440,600
Product and other sales	1,598,228	275,600	2,782,240	784,200
Total revenues	3,328,815	385,800	4,679,527	1,224,800

Cost of revenues
Licenses, royalties and fees	55,608	43,800	149,008	126,400
Product and other sales	1,070,606	164,500	1,779,937	455,700
Total cost of revenues	1,126,214	208,300	1,928,945	582,100

Gross profit	2,202,601	177,500	2,750,582	642,700

Operating Expenses:
Research and development	57,622	43,600	161,722	131,800
Sales and marketing expenses	202,644	71,300	366,236	219,600
Professional and consulting expenses	190,325	86,800	675,625	309,400
Compensation and related taxes - general and administrative	345,116	68,700	676,211	205,000
Other general and administrative expenses	185,851	49,800	378,977	177,900

Total Operating Expenses	981,558	320,200	2,258,771	1,043,700

Net Income (Loss) from Operations	1,221,043	(142,700)	491,811	(401,000)

Other Income (Expense):
Interest income	97,509	122,000	304,714	359,200
Unrealized gain on marketable securities	109,261	—	109,261	—
Interest expense and bank charges	(5,796)	(6,100)	(17,996)	(18,100)

Total Other Income, net	200,974	115,900	395,979	341,100

Income (Loss) before provision for income taxes	1,422,017	(26,800)	887,790	(59,900)

Provision for income taxes	(24,988)	—	(24,988)	—

Net Income (Loss)	$1,397,029	$(26,800)	$862,802	$(59,900)

Net income (loss) per common share, basic and diluted	$0.12	$(0.00)	$0.07	$(0.01)
Weighted average common shares outstanding - basic and diluted	11,519,476	10,800,223	11,424,847	10,795,350

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,292,314	$11,553,600
Marketable securities - equity securities	385,237	—
Held-to-maturity investments - short term, amortized cost	654,925	—
Accounts receivable less $12,000 allowance for credit losses	1,807,018	936,700
Inventory, net of allowance $323,858 and $114,200, respectively	1,871,547	456,900
Interest receivable	31,060	—
Prepaid expenses and other current assets	204,378	144,100

Total Current Assets	12,246,479	13,091,300

OTHER ASSETS:
Held-to-maturity investments - long-term, amortized cost	1,946,001	—
Property and equipment, net	303,904	10,000
Goodwill	490,003	—
Intangible assets, net	283,135	—
Long-term receivables	1,787,947	775,000
Operating lease right of use assets	507,804	161,300

Total Assets	$17,565,273	$14,037,600

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$460,429	$30,600
Accrued expenses and other liabilities	210,999	153,300
Stock compensation payable	—	26,700
Purchase consideration payable – holdback, current	50,000	—
Operating lease liability – current	258,872	80,200

Total Current Liabilities	980,300	290,800

NON-CURRENT LIABILITIES:
Accrued expenses, non-current	125,156	54,300
Purchase consideration payable – holdback, long-term	50,000	—
Operating lease liability – non-current	260,482	88,700
TOTAL NON-CURRENT LIABILITIES	435,638	143,000

Total Liabilities	1,415,938	433,800

Commitments and Contingencies (Note 13)

STOCKHOLDERS' EQUITY:

Preferred stock, $1.00 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 11,906,664 and 10,835,123 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	119,067	108,300
Additional paid-in capital	27,370,866	25,698,900
Accumulated deficit	(11,340,598)	(12,203,400)

Total stockholders' equity	16,149,335	13,603,800

Total Liabilities and Stockholders' Equity	$17,565,273	$14,037,600